090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20150319340-98
Barbara K. Cegavske	Filing Date and Time
Secretary of State	07/13/2015 8:40 AM
State of Nevada	Entity Number
	C16123-1998

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Invisa, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

1. The name of the corporation is Invisa, Inc. It is changed to Uniroyal Global Engineered Products, Inc. effective July 15th, 2015.
2. Article II is amended to read in its entirety as follows:
The Resident Agent of the corporation in Nevada shall be The Corporation Trust Company of Nevada, 311 South Division Street, Carson City, Nevada 89703. Offices for the transaction of any business of the Corporation, and where meetings of the Board of Directors and of Stockholders may be held, may be established and maintained in any other part of the State of Nevada, or in any other state, territory or possession of the United States of America, or in any foreign country as the Board of Directors may, from time to time, determine.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority

4. Effective date and time of filing: (optional) Date: July 15, 2015 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X *Edmund C. King* (signature)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

UNIROYAL GLOBAL ENGINEERED PRODUCTS, INC.

Know all men by these presents:

That we, the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under and pursuant to the provisions of Nevada Revised Statutes 78.010 to Nevada Revised Statutes 78.090 inclusive, as amended, and certify that:

ARTICLE I

The name of this corporation was Invisa, Inc. and is changed, effective July 15, 2015, to Uniroyal Global Engineered Products, Inc.

ARTICLE II

The Resident Agent of this corporation in Nevada shall be The Corporation Trust Company of Nevada, 311 South Division Street, Carson City, Nevada 89703. Offices for the transaction of any business of the Corporation, and where meetings of the Board of Directors and of Stockholders may be held, may be established and maintained in any other part of the State of Nevada, or in any other state, territory or possession of the United States of America, or in any foreign country as the Board of Directors may, from time to time, determine.

ARTICLE III

The nature of the business and the objects and purpose proposed to be transacted, promoted or carried on by the Corporation is to conduct any lawful activity in accordance with the Laws of the State of Nevada and the United States of America, including, but not limited to, the following:

1) Shall have the rights, privileges and powers as may be conferred upon a corporation by any existing law.

2) May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized.

3) This corporation shall have perpetual existence.

4) To sue or be sued in any Court of Law.

5) To make contracts.

6) To hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by device or bequest in this state, or in any other state, territory or country.

7) To appoint such officers and agents as the affairs of the Corporation shall require, and to allow them suitable compensation.

8) To make By-Laws not inconsistent with the Constitution or Laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its Stockholders.

9) To wind up and dissolve itself, or be wound up and dissolved, according to existing law.

10) To adopt or use a common seal or stamp, and alter the same at pleasure. The use of a seal or stamp by the Corporation on any corporate document is not necessary. The Corporation may use a seal or stamp if it desires, but such use or nonuse shall not in any way affect the legality of the document.

11) To borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specific time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or other security, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object.

12) To guarantee, purchase, hold, take, obtain, receive, subscribe for, own, use, dispose of, sell, exchange, lease, lend, assign, mortgage, pledge, or otherwise acquire, transfer or deal in or with bonds or obligations of, or shares, securities or interests in or issued by any person, government, governmental agency or political subdivision of government, and to exercise all the rights, powers and privileges of ownership of such an interest, including the right to vote, if any.

13) To purchase, hold, sell and transfer shares of its own capital stock, and use therefor its capital, capital surplus, surplus, or other property or funds.

14) To conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in this state, an in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries.

15) To do everything necessary and proper for the accomplishment of the objects enumerated in its Articles of Incorporation, or in any amendment thereof or necessary or incidental to the protection and benefit of the Corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the Corporation, whether or not the business is similar in nature to the objects set forth in the Articles of Incorporation, or in any amendment thereof.

16) To make donations for public welfare or for charitable, scientific or educational purposes.

17) To enter into partnerships, general or limited, or joint ventures, in connection with any lawful activities.

ARTICLE IV (amended 3/24/03)

The capital stock of this corporation shall consist of twenty-five million shares of common stock (25,000,000), with a par value of $0.001 per share, all of which stock shall be entitled to voting power. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors. The amount of the total authorized capital stock of the corporation shall be One Hundred Million (100,000,000) shares, consisting of Ninety-Five Million (95,000,000) shares of Common Stock, par value $.001 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $.001 per share. The rights and preferences of the Preferred Stock shall be set by the Board of Directors.

ARTICLE V

The members of the governing board of the corporation shall be styled directors. The Board of Directors shall consist of one (1) person. The number of directors of this corporation may, from time to time, be increased or decreased by an amendment to the By-Laws in that regard and without the necessity of amending the Articles of Incorporation. A majority of the Directors in office, present at any meeting of the Board of Directors, duly called, whether regular or special, shall always constitute a quorum for the transaction of business, unless the By-Laws otherwise provide.

ARTICLE VI

This corporation shall have a president, a secretary, a treasurer, and a resident agent, to be chosen by the Board of Directors. Any person may hold two or more offices.

ARTICLE VII

The capital stock of the Corporation, after the fixed consideration thereof has been paid or performed, shall not be subject to assessment, and the individual Stockholders of this

corporation shall not be individually liable for the debts and liabilities of this Corporation, and the Articles of Incorporation shall never be amended as to the aforesaid provisions.

ARTICLE VIII

The Board of Directors is expressly authorized: (subject to the By-Laws, if any, adopted by the Stockholders)

1) To make, alter or amend the By-Laws of the Corporation.

2) To fix the amount in cash or otherwise, to be reserved as working capital.

3) To authorize and cause to be executed mortgages and liens upon the property and franchises of the Corporation.

4) To by resolution or resolutions passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution or resolutions or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers on which the Corporation desires to place a seal. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

5) To sell, lease or exchange all of its property and assets, including its goodwill and its corporate franchises, up on such terms and conditions as the board deems expedient and for the best interests of the Corporation, when and as authorized by the affirmative vote of the Stockholders holding stock in the Corporation entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose.

ARTICLE IX

The Directors of this Corporation need not be Stockholders.

ARTICLE X

In the absence of fraud, no contract or other transaction of the Corporation shall be affected by the fact that any of the Directors are in any way interested in, or connected with, any other party to such contract or transaction, or are themselves, parties to such contract or transaction, provided that this interest in any such contract or transaction of any such director shall at any time be fully disclosed or otherwise known to the Board of Directors, and each and every person who may become a director of the Corporation is hereby relieved of any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association or corporation in which he may be in any way interested.

ARTICLE XI

No director or officer of the Corporation shall be personally liable to the Corporation or any of its Stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, howe3ver, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the Stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE XII

Except to the extent limited or denied by Nevada Revised Statutes 78265 Shareholders shall have no preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares, of this corporation.

ARTICLE XIII (added 1/10/11)

Upon filing of this certificate of amendment, the corporation shall effect a one-for-5 reverse split whereby each outstanding share of common stock, par value $0.001 per share shall, without any action on the part of the holder, become and be converted into 0.20 shares of common stock, par value $0.001 per share. In connection with the reverse split, no fractional shares shall be issued. In lieu of fractional shares, each holder who would otherwise be entitled to receive fractional shares of new common stock, will, upon surrender of the certificates representing shares of old common stock, receive such additional fractional share as will result in the holder having a whole number of shares.

These Amended and Restated Articles of Incorporation were adopted by the Board of Directors of the corporation unanimously on March 25, 2015. They were adopted by the stockholders of the corporation by more than a majority of the votes on June 25, 2015.

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

UNIROYAL GLOBAL ENGINEERED PRODUCTS, INC.

Nevada Business Identification # NV19981275168

Expiration Date: July 31, 2015

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on July 13, 2015

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law cannot be waived.